KC Low Volatility PutWrite-CallWrite Q Fund
Kestenbaum Capital, LLC
12/18/2023
Exhibits
P. Code of Ethics

Kestenbaum Capital, LLC
Code of Ethics
November 2, 2022

Kestenbaum Capital LLC has adopted a code of ethics in which it follows and adheres to the following fundamental ethical principles which shall be consistently applied across Kestenbaum
Capital and everything else we do. Kestenbaum Capital aims to build and maintain a sustainable, ethical, and profitable business.
Our fundamental policies:

 *Competence- We commit to excellence. As such, Kestenbaum
Capital is committed to flexibility, continuous learning and improvement, and proficiency in any domain we endeavor.

 *Transparency- We are committed to providing our clients and stakeholders with total transparency regarding our portfolio holdings, strategies, and policies. We are aware that in the securities and finance industry trust between clients and their respective firms and service providers is essential, therefore we believe that transparency is a major trust-building factor.

 *Fairness- We act in an equitable and just manner towards all of our shareholders, stakeholders, clients, and affiliates.
*Confidentiality- Kestenbaum Capital will respect and protect the sensitivity and confidentiality of its shareholders, stakeholders, clients, and affiliates.

 *Objectivity- We do not allow unwarranted influence, bias, or any conflicts of interest to override the professional judgment of Kestenbaum Capital.